Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
Contact: 38 Corporate Circle Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS

Reports flat comparable store sales and historically high gross margin for the Fourth Quarter

Reports net income of $9.9 million for the Fourth Quarter

Albany, NY, March 3, 2016-- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for the thirteen (“Fourth Quarter”) and fifty-two week periods (“Fiscal 2015”) ended January 30, 2016.

“We are pleased with the progress we made in 2015. Improvements in our merchandise assortment and presentation helped us deliver flat comparable store sales and historically high gross margins,” commented Mike Feurer, Company CEO. “While there is still work to be done, these results validate we are successfully leveraging our heritage, industry relationships and hard earned credibility with our customers to achieve our vision. We emerge from 2015 with confidence in our path, as we continue to make progress in our evolution to become the leading entertainment and pop culture centric experience in the marketplace.” Mr. Feurer added.

Fourth Quarter Overview

•	For the thirteen weeks ended January 30, 2016 (“Fourth Quarter”), the Company reported net income of $9.9 million, or $0.32 per diluted share as compared to a net income of $11.7 million, or $0.37 per diluted share, for the same period last year.

•	Comparable store sales for the Fourth Quarter were flat compared to the same quarter last year. Total sales for the Fourth Quarter decreased 4.4% to $121.3 million compared to $126.9 million in 2014. At the end of the year, the Company operated 299 stores compared to 310 stores last year, a decline of 3.5%.

•	Gross profit for the Fourth Quarter was $45.9 million, or 37.9% of sales, as compared to $46.6 million, or 36.7%, of sales for the fourth quarter last year. The increase in gross profit as a percentage of sales was primarily due to increased margin rate in the majority of our categories and the contribution shift to the higher margin trend category.

•	Selling, general and administrative expenses (“SG&A expenses”) increased 3.6% for the Fourth Quarter to $34.3 million, or 28.2% of sales, compared to $33.1 million, or 26.0% of sales for the same period last year. The increase in SG&A expenses for the quarter was due to higher annual employee incentives.

•	During the Fourth Quarter, the Company repurchased 121,957 shares of common stock at an average price of $3.58 per share. Since the inception of the program, the Company has repurchased 1,872,043 shares of common stock at an average price of $3.82 per share. The Company has approximately $14.8 million available for purchase under its repurchase program

Fiscal 2015 Overview

•	The Company reported a 51% increase in net income to $2.7 million, or $0.09 per diluted share, from $1.8 million, or $0.06 per diluted share for the 52 weeks ended January 31, 2015 (“Fiscal 2014”). As previously reported, operating results included a one-time reimbursement of expenses incurred in prior years related to a legal settlement of $1.4 million recorded in the second quarter.

•	Comparable store sales for the year declined 0.7%. Total sales decreased 6.6% to $334.7 million compared to $358.5 million in Fiscal 2014.

•	Gross profit was $130.6 million, or 39.0% of sales, compared to $135.9 million, or 37.9% of sales, for Fiscal 2014.

•	SG&A expenses decreased 5.4% to $121.3 million compared to $128.2 million in Fiscal 2014. As a percentage of sales, SG&A expenses were 36.3% in Fiscal 2015 compared to 35.8% in Fiscal 2014.

•	Operating income for the year increased 21% to $4.6 million as compared to $3.8 million in Fiscal 2014.

•	During Fiscal 2015, the Company opened six and remodeled four stores under a new format.

Trans World will host a teleconference call today, Thursday, March 3, 2016, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company's corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics and related products. The Company operates retail stores in the United

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States, the District of Columbia and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com and www.secondspin.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

—  table to follow  —

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Fiscal Year Ended
	January 30, 2016	% to Sales	January 31, 2015	% to Sales	January 30, 2016	% to Sales	January 31, 2015	% to Sales

Net sales	$121,321		$126,910		$334,661		$358,490

Cost of sales	75,390	62.1%	80,350	63.3%	204,088	61.0%	222,572	62.1%
Gross profit	45,931	37.9%	46,560	36.7%	130,573	39.0%	135,918	37.9%

Selling, general and administrative expenses	34,254	28.2%	33,058	26.0%	121,334	36.3%	128,237	35.8%

Depreciation and amortization	1,429	1.2%	1,313	1.0%	4,668	1.3%	3,906	1.1%
Income from operations	10,248	8.4%	12,189	9.6%	4,571	1.4%	3,775	1.1%

Interest expense, net	332	0.3%	452	0.4%	1,699	0.5%	1,881	0.5%
Income before income taxes	9,916	8.2%	11,737	9.2%	2,872	0.9%	1,894	0.5%
Income tax expense	48	0.0%	—	0.0%	181	0.1%	116	0.0%

Net income	$9,868	8.1%	$11,737	9.2%	$2,689	0.8%	$1,778	0.5%

Basic income per common share:

Basic income per share	$0.32		$0.37		$0.09		$0.06

Weighted average number of common shares outstanding - basic	31,098		31,431		31,167		31,744

Diluted income per common share:

Diluted income per share	$0.32		$0.37		$0.09		$0.06

Weighted average number of common shares outstanding - diluted	31,249		31,542		31,323		31,897

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)					January 30, 2016		January 31, 2015

Cash and cash equivalents					$104,311		$118,537
Merchandise inventory					120,046		126,378
Fixed assets (net)					30,665		15,769
Accounts payable					50,869		63,527
Borrowings under line of credit					—		—
Long-term capital lease obligations, less current portion					—		—

Stores in operation, end of period					299		310
Stores in operation, average during the period					309		329